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                                                                    Exhibit 10.3



October 8, 1996

Messrs. Meyer and Berg

In reference to our offer of September 19, 1996, and to the conversations thereafter, we are pleased to be able to commit to you, within the framework of our General Conditions (AGB), a working capital line of credit in the amount of DM 7,500,000 at the following terms:

Duration:   Initially until December 31, 2000. We will discuss an extension at the appropriate time.

Rate:       Your choice of:
            Overdraft. current rate 6.5%
            Euro-Credit. LIBOR +0.5%
            Bill Credit Rate @ bank discount rate ( currently 2.5%) + 0.5%

We are legally allowed to change the above interest rates in the event of a change in money market or capital market. The loan will be handled as an overdraft. The calculation of interest occurs at the end of each quarter.

The company real estate in Bergisch Born serves as collateral valued at DM5,100,000 for this line of credit, as well as for all other credits as agreed separately.

The following covenants are the condition for the line of credit:

Through means of equity and shareholder funds, the company will ensure that lines of credit exist only with us.

Total equity may not fall below 30% of the total balance sheet, and gross cash flow must be positive.

You may not pledge any firm assets to third parties as collateral.

You must provide quarterly financial information and annual financial statements to us. The year end financial statements must be presented to us no later than 4 months after year end.

As discussed with Mr. Klingelnberg, we will discuss the acquisition financing of Ravne at a later date.

Please sign the enclosed copy of this letter to indicate your agreement and send it back to us.

We thank you for your trust in us and hope for a smooth and trustworthy relationship.